Exhibit 10.2

April 6, 2016

Edward Terino

17 Canterbury Road,

Windham, NH 03087

Dear Ed:

Congratulations! I am pleased to confirm our offer to you to become SeaChange International, Inc.’s Chief Executive Officer. This position is based in SeaChange’s office in Acton, MA with an expected start date of April 6, 2016. This offer and its terms are subject to formal approval by SeaChange’s board of directors, which we anticipate to occur on April 6, 2016.

The starting base salary for this position is $450,000.00 which will be paid semi-monthly at the rate of $18,750.00.

In addition, you will be granted an award of 600,000 non-qualified stock options exercisable at the price of the Common Stock on the date of grant by the Compensation Committee, which we anticipate to occur on April 6, 2016, which will vest as follows:

o	200,000 shall vest on the date on which the closing price of SeaChange’s Common Stock on a national stock exchange has exceeded $7.00 per share for twenty consecutive trading days;
o	200,000 shall vest on the date on which the closing price of SeaChange’s Common Stock on a national stock exchange has exceeded $9.00 per share for twenty consecutive trading days; and
o	200,000 shall vest on the date on which the closing price of SeaChange’s Common Stock on a national stock exchange has exceeded $11.00 per share for twenty consecutive trading days.

In compliance with the terms of SeaChange’s Amended and Restated 2011 Compensation and Incentive Plan, none of the options shall vest prior to six months from the date of grant.

You will be eligible to participate in an annual bonus program approved by the Compensation Committee. The program will be based on the achievement of Company financial and strategic goals, as determined by the Compensation Committee, also applicable to other named executive officers of the Company. In this program with respect to FY17, you will be eligible to receive an annual bonus (the “Annual Bonus”) consisting of a cash bonus with a target value of $405,000 (90% of your base salary).

You will also be eligible for an annual Long Term Equity Award (the “LTI Award”). With respect to FY17, you will be granted an additional LTI Award with a value of $370,000 to be set on the same general terms (50% performance stock unit, 25% stock option, 25% restricted stock unit)

as that awarded to you in January 2016. For clarity, this award would be in addition to, and not in replacement of, the LTI Award previously received in January 2016.

Each of the Annual Bonus and the LTI Award also requires remaining an employee in good standing at the time of payment.

You will continue to be eligible, on your start date, on the same basis as other employees of the Company, to participate in and to receive benefits under any Company group medical, dental, life, disability or other group insurance plans and 401K Plan.

Please be advised that neither this letter nor its terms, constitutes a contract of employment, or a guarantee of employment for a specific period of time.

We look forward to your acceptance.

Sincerely,

/s/ STEVE CRADDOCK

Steve Craddock

Chairman, Board of Directors

ACKNOWLEDGED AND AGREED:

/s/ EDWARD TERINO

Edward Terino

Date: